Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-283960) and Form S-3 (No. 333-286711) of our report dated March 14, 2025, with respect to the consolidated financial statements of Nexalin Technology, Inc. included in this Annual Report on Form 10-K/A for the year ended December 31, 2024.

/s/ MARCUM LLP

Marlton, New Jersey

September 23, 2025